Exhibit 99.1

Microbot Medical Announces $5 Million Registered Direct Offering Priced At-The-Market under Nasdaq Rules

HINGHAM, Mass., Oct. 21, 2022 — Microbot Medical Inc. (Nasdaq: MBOT) today announced that it has entered into a definitive agreement with a single institutional investor for the purchase and sale of 1,022,495 shares of the Company’s common stock (which includes pre-funded warrants to purchase 240,000 shares of common stock) at a purchase price of $4.89 per share of common stock (or $4.8899 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.0001 per share exercise price for each pre-funded warrant) in a registered direct offering priced at-the-market under Nasdaq rules. In addition, in a concurrent private placement, the Company will issue to the investor unregistered series A preferred investment options and series B preferred investment options. The series A preferred investment options to purchase up to 1,022,495 shares of common stock have an exercise price of $4.64 per share and are immediately exercisable for a period of five years following issuance. The series B preferred investment options to purchase up to 1,022,495 shares of common stock have an exercise price of $4.64 per share and are immediately exercisable for a period of two years following issuance. The closing of the registered direct offering and the concurrent private placement is expected to occur on or about October 25, 2022, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

The gross proceeds to the Company from these offerings are expected to be approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from these offerings for the continued development, commercialization and regulatory activities for the Company’s LIBERTY® Robotic System, expansion and development of additional applications derived from the Company’s existing IP portfolio, and for working capital and other general corporate purposes.

The shares of common stock and pre-funded warrants described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-250966) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on December 4, 2020. The offering of the shares of common stock and pre-funded warrants is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 865-5711 or e-mail at placements@hcwco.com.

The series A preferred investment options and series B preferred investment options described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the series A preferred investment options and the series B preferred investment options, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the series A preferred investment options and the series B preferred investment options and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the completion of the offerings, the satisfaction of customary closing conditions related to the offerings, the intended use of proceeds from the offerings, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY, the outcome of its studies to evaluate LIBERTY and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct the first-in-human clinical trial of LIBERTY, which could adversely affect or delay such trial, uncertainty in the results of pre-clinical studies and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754

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